Exhibit 99.1

       Scholastic Reports First Quarter Results for Fiscal 2007

    NEW YORK--(BUSINESS WIRE)--Sept. 21, 2006--Scholastic Corporation (NASDAQ: SCHL) today reported results for the fiscal 2007 first quarter ended August 31, 2006. Scholastic typically records minimal revenues from its School Book Fairs and Book Clubs in the first quarter of the fiscal year, as most schools are not in session, resulting in seasonal loss. Last year's first quarter loss was unusually low due to the benefit of the record-setting best-seller, Harry Potter and The Half-Blood Prince.
    Revenues in the first quarter were $334.9 million versus $498.4 million in the prior year period. Net loss for the quarter was $46.9 million, or $1.12 per share. This compares to a net loss of $21.2 million, or $0.52 per share, in the prior year period.
    "We are executing our plan and making solid progress toward our fiscal 2007 goals," commented Richard Robinson, Chairman, President and Chief Executive Officer. "The pressing need to raise students' reading achievement continued to drive strong educational technology sales in the first quarter, especially of READ 180(R), and higher profits in Educational Publishing. The summer was also marked by a number of strong Trade releases, including the newest title in the Captain Underpants series, which debuted at number two on the USA Today best-seller list. Additionally, School Book Clubs implemented its streamlined promotion plans for this school year. Finally, we are on track to meet our fiscal 2007 cost savings target, as we continue to take steps to reduce overhead company-wide during the quarter."
    Scholastic continues to expect fiscal 2007 revenue of $2.1 to $2.2 billion, earnings per diluted share of $1.55 to $1.85 and free cash flow of $75 to $85 million.

    First Quarter Results

    Children's Book Publishing and Distribution. Segment revenue in the first quarter declined to $112.6 million from $275.3 million in the prior year period, due to Harry Potter Trade revenues of approximately $5 million compared to approximately $185 million in the year-ago period, when the Company released Harry Potter and The Half-Blood Prince. This expected decline was partially offset by higher revenues from new Trade releases, as well as growth in Continuities revenues. The operating loss for the segment was $67.3 million, compared to an operating loss of $19.7 million in the prior year period, primarily reflecting the lower Trade revenues.

    Educational Publishing. Segment revenue in the first quarter was $127.4 million compared to $128.3 million in the prior year period. Educational technology revenues rose 9%, driven by strong sales of READ 180, as well as Scholastic Reading Inventory(TM) and Read About(R), while revenues from classroom libraries and Library Publishing declined. Operating income rose 19% to $32.7 million relative to the prior year period, primarily reflecting higher educational technology sales and improved results in professional books and Library Publishing.

    International. Segment revenue in the first quarter rose 3% to $79.2 million from $76.7 million in the prior year period, though was flat in local currencies. The operating loss for the segment was $5.5 million in the first quarter, level with the year ago period. The first quarter is also typically the smallest for the International segment, with schools out of session in the United Kingdom and Canada, two of the Company's largest operations, resulting in a seasonal loss.

    Media, Licensing and Advertising. Segment revenue declined $2.4 million to $15.7 million in the first quarter compared to the prior year period, primarily due to lower production revenue from fewer deliveries of television episodes in the quarter. Operating loss for the segment was $6.1 million compared with $5.7 million in the year ago period.

    Other Financial Results. Corporate overhead declined 9% to $19.9 million from $21.8 million. Company-wide actions under the previously announced cost-savings plan positively impacted corporate overhead and results in the operating segments. This was partially offset by severance expense in the quarter of $0.08 per diluted share compared to $0.05 in the prior year period. Free cash use (as defined) in the quarter decreased to $160.9 million from $178.3 million a year ago, reflecting improvements in working capital compared to last year's Harry Potter-related levels, partially offset by higher net loss. Net debt (as defined) declined to $456.1 million from $561.4 million a year ago, reflecting strong free cash flow in the intervening period.

    Conference Call

    The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic's
Web site, scholastic.com. Participation by telephone will be available by dialing 888-338-6461 from within the U.S. or +1-973-935-8510 internationally. From approximately 10:00 a.m. ET following the call, slides and an audio replay will be available in the Investor Relations section of scholastic.com or for audio only, by dialing 877-519-4471 and entering participant code 7553822.

    Upcoming Investor Meeting

    The Company will hold a meeting for investors and analysts at 9:00 a.m. ET on September 27, 2006 in New York City. At the meeting, which will be available live and by replay through the Investor Relations section of scholastic.com, senior management will present the Company's long-term strategy.

    About Scholastic

    Scholastic Corporation (NASDAQ: SCHL) is the world's largest publisher and distributor of children's books and a leader in educational technology. Scholastic creates quality educational and entertaining materials and products for use in school and at home, including children's books, magazines, technology-based products, teacher materials, television programming, film, videos and toys. The Company distributes its products and services through a variety of channels, including proprietary school-based book clubs, school-based book fairs, and school-based and direct-to-home continuity programs; retail stores, schools, libraries and television networks; and the Company's Internet site, scholastic.com.

    Forward-Looking Statements

    This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children's book and educational materials markets and acceptance of the Company's products within those markets, and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.


                        SCHOLASTIC CORPORATION
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (UNAUDITED)
              (Amounts in millions except per share data)

                          --------------------------------------------
                                       THREE MONTHS ENDED
                          --------------------------------------------
                          08/31/06  08/31/05   Favorable/(Unfavorable)
                          --------------------------------------------


Revenues                    $334.9    $498.4     ($163.5)        (33%)

Operating costs and
 expenses:
   Cost of goods sold        171.8     293.0       121.2           41%
   Selling, general and
    administrative
    expenses                 196.6     202.4         5.8            3%
   Bad debt expense           15.7      12.6        (3.1)        (25%)
   Depreciation and
    amortization              16.9      15.6        (1.3)         (8%)
                          -------------------  ----------
Total operating costs and
 expenses                    401.0     523.6       122.6           23%

Operating loss               (66.1)    (25.2)      (40.9)            *

Interest expense, net          7.4       8.5         1.1           13%
                          -------------------  ----------

Loss before income taxes     (73.5)    (33.7)      (39.8)            *

Tax benefit                   26.6      12.5        14.1             *
                          -------------------  ----------

Net loss                    ($46.9)   ($21.2)     ($25.7)            *
                          ===================  ==========

Basic and diluted
 weighted average shares
 outstanding                  42.0      41.0        (1.0)         (2%)

Basic and diluted loss                                               *
 per share                  ($1.12)   ($0.52)     ($0.60)

                          --------------------------------------------

* Percent change not meaningful.


                        SCHOLASTIC CORPORATION
                   RESULTS OF OPERATIONS - SEGMENTS
                              (UNAUDITED)
                         (Amounts in millions)

                          --------------------------------------------
                                       THREE MONTHS ENDED
                          --------------------------------------------
                          08/31/06  08/31/05   Favorable/(Unfavorable)
                          ------------------- ------------------------


Children's Book
 Publishing &
 Distribution
   Revenue                  $112.6    $275.3     ($162.7)        (59%)
   Operating loss            (67.3)    (19.7)      (47.6)            *
                          -------------------
   Operating margin               *         *

Educational Publishing
   Revenue                   127.4     128.3        (0.9)         (1%)
   Operating income           32.7      27.5         5.2           19%
                          -------------------
   Operating margin           25.7%     21.4%

International
   Revenue                    79.2      76.7         2.5            3%
   Operating loss             (5.5)     (5.5)        0.0          N/A
                          -------------------
   Operating margin               *         *

Media, Licensing and
 Advertising
   Revenue                    15.7      18.1        (2.4)        (13%)
   Operating loss             (6.1)     (5.7)       (0.4)         (7%)
                          -------------------
   Operating margin               *         *

Overhead expense              19.9      21.8         1.9            9%
                          -------------------  ----------

Operating loss              ($66.1)   ($25.2)     ($40.9)            *
                          ===================  ==========

                          --------------------------------------------

* Percent change not meaningful.


                        SCHOLASTIC CORPORATION
                       SUPPLEMENTAL INFORMATION
                              (UNAUDITED)
                         (Amounts in millions)


                     SELECTED BALANCE SHEET ITEMS

                          --------------------------------------------
                          08/31/06  08/31/05   Favorable/(Unfavorable)
                          -------------------  -----------------------


Cash and cash equivalents    $19.7     $18.4        $1.3            7%
Accounts receivable, net     249.8     411.7      (161.9)        (39%)
Inventories                  548.0     509.2        38.8            8%
Accounts payable             164.3     179.3        15.0            8%
Accrued royalties             47.7     127.2        79.5           63%
Lines of credit, short-                                              *
 term debt and current
 portion of long-term
 debt                        301.5      33.8      (267.7)            *
Long-term debt, excluding
 current portion             174.3     546.0       371.7             *
Capital lease obligations     67.7      78.0        10.3           13%
Total stockholders'
 equity                      999.9     926.0        73.9            8%
Net debt (1)                 456.1     561.4       105.3           19%

                          --------------------------------------------

                       SELECTED CASH FLOW ITEMS

                          --------------------------------------------
                                       THREE MONTHS ENDED
                          --------------------------------------------
                          08/31/06  08/31/05   Favorable/(Unfavorable)
                          -------------------  -----------------------

Net cash used in
 operating activities      ($138.1)  ($138.8)       $0.7            1%
Additions to property,
 plant and equipment           6.2      15.4         9.2           60%
Pre-publication and
 production costs             10.5      16.9         6.4           38%
Royalty advances               6.1       7.2         1.1           15%
                          -------------------  ----------

Free cash flow (use) (2)   ($160.9)  ($178.3)      $17.4           10%
                          ===================  ==========

                          --------------------------------------------


(1) Net debt is defined by the Company as lines of credit and short-term debt plus long-term-debt, net of cash and cash equivalents. The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company's effective leverage and financing needs.

(2) Free cash flow (use) is defined by the Company as net cash provided by operating activities, less spending on property, plant and equipment; pre-publication and production costs; and royalty advances. The Company believes that this measure, which is a non-GAAP financial measure, is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions. The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.

* Percent change not meaningful.


    CONTACT: Scholastic Corporation
             Media:
             Kyle Good, 212-343-4563
             or
             Investors:
             Jeffrey Mathews, 212-343-6741